EXHIBIT 99.01
FOR IMMEDIATE RELEASE
January 21, 1999
Contact:  Tim Rigas, Adelphia Communications Corporation, (814) 274-9830


               ADELPHIA ACQUIRES VERTO COMMUNICATIONS CABLE SYSTEM

COUDERSPORT, PA, - Adelphia Communications Corporation (Adelphia) (NASDAQ:
ADLAC) today announced that Adelphia has completed the acquisition of Verto Communications, Inc. and its cable system serving approximately 56,000 subscribers in the greater Scranton, Pennsylvania area. Adelphia issued approximately 2.56 million shares of its Class A Common Stock and assumed approximately $35 million of net liabilities of Verto in the transaction. Following this transaction, Adelphia will provide service to approximately 100,000 cable television customers from one headend in Scranton, Pennsylvania.

Adelphia Communications Corporation is the seventh largest domestic cable television operator, currently providing cable television service to approximately 2.4 million customers.